Exhibit 4.24
English Translation

NOTICE OF AMENDMENT OR CANCELLATION OF CONTRACT
Client Name	Acciona Energia	Date of Execution	November 9, 2006
Contract Number	YL-AE-1061109	Total Volume	14 mega watt out of 42 mega watt
Product Model & Quantity	YL170(23)P1335X990 YL180(23)P1335X990
Unit Price	3.776 USD/WP	Total Price	US$158,592,000.00
Term of Payment	20% pre-payment, 80% L/C-at-Sight
Time of Delivery	7 mega watt lots per quarter in 2007, 7 mega watt lots per quarter in the first 2 quarters of 2008.

Upon consultation with the other party, terms of the Contract shall be modified as follow:
1.	The Unit Price under the Contract shall be changed as: NO CHANGE
2.	The Time of Delivery shall be changed as: NO CHANGE
1) Change within current year ☐
2) Change cross-year ☐
3.	Cancelation of he remaining volume in the Contract:
Volume performed: Volume remained:
Reasons for changing or cancelling the Contract are as follow:
Loss and damage imposed upon us due to the change or cancellation of the Contract:
Changing the total volume under the Contract.
Original total volume: 42 mega watt
New total volume: 42.087600 mega watt
Reasons for changing the Contract are the following:
In performing the 42 mega watt Contract, the last lot to be shipped was less than container load. As consulting with the other party, the other party expected for a full container load for shipment. In accordance with the other party’s requirement, we shipped a 180 watt container which was in excess of 87,600 watt than the volume originally agreed in the Contract.

Signature:	Signature:	Signature:
/s/ Zelin Zhao	/s/ Qian Zhang /s/ Yan Ma	/s/ Shuozhen Li
Department Manager	General Manager (General Sales Company)	COO	General Manager